Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Retrophin, Inc.

New York, NY

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 11, 2015, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, relating to the consolidated financial statements, of Retrophin, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

March 11, 2015